Exhibit 99.6

CONSENT OF PROPOSED DIRECTOR

I, John J. Haley, hereby consent to the following:

•	to serve as a director of Wills Towers Watson plc (“WLTW”) if the transactions contemplated by that certain Agreement and Plan of Merger, dated as of June 29, 2015, by and among Willis Group Holdings plc, Towers Watson & Co. and Citadel Merger Sub, Inc., are consummated;

•	to be named as a proposed director of WLTW in the Registration Statement on Form S-4 filed by WLTW on August 27, 2015, and in any and all amendments and supplements thereto (collectively, the “Registration Statement”); and

•	to the filing of this consent as an exhibit to the Registration Statement.

[Signature Page to Follow.]

Name:	/s/ John J. Haley	Date:	August 27, 2015
John J. Haley

Signature Page to Consent of Proposed Director